EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-84258, 33-89282, 33-88196, 333-27525, 333-07255, 333-30324, 333-46129, 333-30478, 333-52668, 333-52666, 333-67734, 333-67736, 333-67740, 333-109162, 333-118312, 333-118325 and 333-126191), Form S-3 (File Nos. 333-104394, 333-116461, 333-125682, 333-130196, 333-132261 and 333-132262) and Form S-4 (File Nos. 333-128453 and 333-132263) of Chesapeake Energy Corporation of our report dated March 13, 2006 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Oklahoma City, Oklahoma

March 13, 2006